Exhibit 99.1

SHIFT4 PAYMENTS ANNOUNCES PRELIMINARY SECOND QUARTER RESULTS

ALLENTOWN, PA and LAS VEGAS, NV--(BUSINESS WIRE)— Shift4 Payments (NYSE: FOUR), the leader in integrated payment processing solutions, announced today preliminary financial results for the three months ended June 30, 2021.

For the second quarter 2021, Shift4 Payments expects to report:

•	End-to-End Payment Volume of approximately $11,780 million to $11,820 million

•	Gross Revenue of approximately $345 million to $350 million

•	Gross Revenue Less Network Fees of approximately $132 million to $136 million

•	Net Income of approximately $3.5 million to $4.5 million

•	Adjusted EBITDA of approximately $43 million to $45 million

We have not yet completed our closing procedures for the three months ended June 30, 2021. Presented below are certain estimated preliminary financial results and selected other data for the three months ended June 30, 2021. These ranges are based on the information available to us at this time. We have provided ranges, rather than specific amounts, because these results are preliminary. As such, our actual results may vary from the estimated preliminary results presented here and will not be finalized until we complete of our normal quarter end accounting procedures including the execution of our internal control over financial reporting. These ranges reflect Shift4 management’s best estimate of the impact of events during the quarter.

These estimates should not be viewed as a substitute for our full interim or annual financial statements prepared in accordance with GAAP. Accordingly, you should not place undue reliance on these preliminary financial results and selected other data. These estimated preliminary results and selected other data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections and our historical consolidated financial statements, including the notes thereto.

The following tables reconcile Adjusted EBITDA to Net Income and Gross Profit to Gross Revenue Less Network Fees:

	Three Months Ended June 30, 2021
	Low	High
(in millions)	(estimated and unaudited)
Net income	$3.5	$4.5
Interest expense	5.5	6.0
Income tax benefit	(5.0)	(6.0)
Depreciation and amortization expense	25.5	26.0

EBITDA	29.5	30.5
Acquisition, restructuring and integration costs	2.5	3.0
Equity-based compensation	11.0	11.5

Adjusted EBITDA	$43.0	$45.0

	Three Months Ended June 30, 2021
	Low	High
(in millions)	(estimated and unaudited)
Gross profit	$75.5	$78.0
Add back: Other costs of sales	56.5	58.0

Gross revenue less network fees	$132.0	$136.0

About Shift4 Payments

Shift4 Payments (NYSE: FOUR) is a leading provider of integrated payment processing and technology solutions, delivering a complete omnichannel ecosystem that extends beyond payments to include a wide range of commerce-enabling services. The company’s technologies help power over 350 software providers in numerous industries, including hospitality, retail, F&B, eCommerce, lodging, gaming, and many more. With over 7,000 sales partners, the company securely processed more than $200 billion in payments volume for over 200,000 businesses in 2019. For more information, visit shift4.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding Shift4 Payment, Inc.’s (“our”, the “Company” or Shift4”) expectations regarding new customers; acquisitions and other transactions; our plans and agreements regarding future payment processing commitments, including at Petco Park and Nationals Park; our expectations with respect to economic recovery; and anticipated financial performance, including our financial outlook for fiscal year 2021. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward- looking statements, including, but not limited to, the following: the effect of the COVID-19 global pandemic on our business and results of operations; our ability to differentiate ourselves from our competitors and compete effectively; our ability to anticipate and respond to changing industry trends and merchant and consumer needs; our ability to continue making acquisitions of businesses or assets; our ability to continue to expand our market share or expand into new markets; our reliance on third-party vendors to provide products and services; our ability to integrate our services and products with operating systems, devices, software and web browsers; our ability to maintain merchant and software partner relationships and strategic partnerships; the effects of global economic, political and other conditions on consumer, business and government spending; our compliance with governmental regulation and other legal obligations, particularly related to privacy, data protection and information security, and consumer protection laws; our ability to establish, maintain and enforce effective risk management policies and procedures; our ability to protect our systems and data from continually evolving cybersecurity risks, security breaches and other technological risks; potential harm caused by software defects, computer viruses and development delays; the effect of degradation of the quality of the products and services we offer; potential harm caused by increased customer attrition; potential harm caused by fraud by merchants or others; potential harm caused by damage to our reputation or brands; our ability to recruit, retain and develop qualified personnel; our reliance on a single or limited number of suppliers; the effects of seasonality and volatility on our operating results; the effect of various legal proceedings; our ability to raise additional capital to fund our operations; our ability to protect, enforce and defend our intellectual property rights; our ability to establish and maintain effective internal control over financial reporting and disclosure controls and procedures; our compliance with laws, regulations and enforcement activities that affect our industry; our dependence on distributions from Shift4 Payments, LLC to pay our taxes and expenses, including payments under the Tax Receivable Agreement; and the significant influence Rook and Searchlight have over us, including control over decisions that require the approval of stockholders. These and other important factors are described in “Cautionary Note Regarding Forward-Looking Statements,” and “Risk Factors” in Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2020, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Investor Relations:

Sloan Bohlen

610.596.4475

investors@shift4.com

Media Contacts:

James McCusker

jmccusker@soleburytrout.com

Nate Hirshberg

Vice President, Marketing

Shift4 Payments

888.276.2108 x1107

nhirshberg@shift4.com